Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Alpha Tau Medical Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value	(1)	457(a)	4,400,486	$6.68	$29,395,246.48	0.0001381	$4,059.49

Total Offering Amounts:						$29,395,246.48		4,059.49
Total Fee Offsets:								0.00
Net Fee Due:								$4,059.49

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Offering Note(s)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Consists of an additional 3,520,389 shares of ordinary shares no par value (“Ordinary Shares”) issuable under the Alphau Tau Medical Ltd. 2021 Share Incentive Plan (the “2021 Plan”) pursuant to the terms of the 2021 Plan and an additional 880,097 shares of Ordinary Shares issuable under the Alpha Tau Medical Ltd. 2021 Employee Share Purchase Plan (the “ESPP”) pursuant to the terms of the ESPP.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Alpha Tau Medical Ltd.’s (the “Registrant”) ordinary shares as reported on The Nasdaq Global Select Market on March 4, 2026.

The Registrant does not have any fee offsets.